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                                                                     EXHIBIT 5.1

                 Leonard, Street and Deinard Professional Association
                                150 South Fifth Street
                                      Suite 2300
                             Minneapolis, Minnesota  55402




November 18, 1997                                                  Mark S. Weitz
                                                                    612-335-1517
                                                       MSW1517@email.leonard.com



Unites States Satellite Broadcasting Company, Inc.
3415 University Avenue
Saint Paul, Minnesota  55114

RE:   REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

In connection with the proposed issuance of 2,150,000 shares of Class A Common Stock, $.0001 par value per share (the "Shares"), of United States Satellite Broadcasting Company, Inc. (the "Company") to be issued pursuant to the Company's 1995 Stock Option Plan (2,000,000 shares) and its 1996 Non-Employee Director Stock Option Plan (150,000 shares) (collectively, the "Plans") to be registered under the Securities Act of 1933, as amended, on Form S-8 (the "Registration Statement"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion the Shares have been duly authorized by the Company and when duly executed and authenticated, paid for and delivered in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

LEONARD, STREET AND DEINARD

/s/ Mark S. Weitz
Mark S. Weitz

                                     5.1-1